Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements, and in the related prospectuses thereto, of our report dated February 23, 2006 (except for Note 2 and Note 22 as to which the date is October 27, 2006) with respect to the consolidated financial statements of Texas Instruments Incorporated, included in this Form 8-K: Registration Statements (Forms S-8) No. 33-42172, No. 33-54615, No. 333-07127 (as amended), No. 333-41913, No. 333-41919, No. 333-31321 (as amended), No. 333-31323, No. 333-48389, No. 333-44662, No. 333-107759, No. 333-107760 and No. 333-107761, No. 333-127021 and Registration Statements (Forms S-3) No. 33-48840, No. 33-39628, No. 333-03571 (as amended), No. 333-93011, and Registration Statements (Forms S-4) No. 333-89433 (as amended), No. 333-87199, No. 333-80157 (as amended), and No. 333-41030 (as amended).

Dallas, Texas

October 27, 2006